Exhibit 99.1

   Jack in the Box Inc. Reports Fourth Quarter and FY2005 Results;
             Affirms Guidance for First Quarter and FY2006

    SAN DIEGO--(BUSINESS WIRE)--Nov. 30, 2005--Jack in the Box Inc. (NYSE:JBX) today reported that net earnings totaled $21.5 million, or 59 cents per diluted share, in the fourth quarter ended Oct. 2, 2005, including a $2 million after-tax charge, or 5 cents per diluted share, related to the cancellation of the company's test of a fast-casual concept called JBX Grill(TM). These results represent a 3 cents per diluted share improvement compared with guidance and were achieved despite the impact of Hurricane Rita on the company's Texas market. Net earnings were $21.0 million, or 56 cents per diluted share, in the same quarter a year ago, which included an extra week that contributed 3 cents per diluted share to earnings.
    Net earnings for fiscal 2005 increased to $91.5 million, or $2.48 per diluted share, including the 5 cents per share charge described above for canceling the JBX Grill test and a 6 cents per share benefit from the resolution of a prior year's tax position, which reduced the company's third-quarter tax rate. Net earnings in fiscal 2004 were $74.7 million, or $2.02 per diluted share, which included a 15 cents per diluted share charge related to refinancing the company's credit facility and the 3 cents per share benefit for the 53rd week. As indicated in the table below, 2005 earnings increased approximately 15 percent versus the comparable 52-week earnings in 2004, when excluding the special items in both years.

                                                       Fiscal   Fiscal
                                                        2005     2004
                                                       Actual   Actual
                                                       ------   ------
Diluted EPS                                            $2.48    $2.02
Comparable Adjustments:
 Effect of 53rd week in FY 2004                            -    (0.03)
 Refinancing credit facility in Q1 of FY 2004 (1)          -     0.15
 Nonrecurring tax-rate reduction in Q3 of FY 2005 (2)  (0.06)       -
 Charge related to JBX Grill in Q4 of FY 2005 (3)       0.05        -
                                                       ------   ------
Comparable Diluted EPS                                 $2.47    $2.14
                                                       ======   ======

(1) Included in interest expense on the company's consolidated statements of earnings
(2) Included in income taxes on the company's unaudited consolidated statements of earnings
(3) Included in SG&A on the company's unaudited consolidated statements of earnings

    "Our restaurants delivered another solid performance for the quarter, and we achieved our sales projections despite the temporary closure of approximately 200 Jack in the Box(R) restaurants due to Hurricane Rita," said Linda A. Lang, chairman and chief executive officer. "For the full year, we're very pleased with the same-store sales increases at Jack in the Box and Qdoba Mexican Grill(R), which were largely due to the addition of new menu items and promotional support."

    Fourth quarter and fiscal 2005 financial highlights

    Earnings per diluted share were 3 cents higher than the company's guidance due to: higher sales, which is attributed primarily to a shift in advertising to promote the line of ciabatta sandwiches at Jack in the Box (+2 cents), higher other revenues (+1 cent), and a lower tax rate (+4 cents), offset by the impact of Hurricane Rita (-4 cents).
    Same-store sales at Jack in the Box company restaurants increased
1.5 percent during the fourth quarter on top of a 4.1 percent increase in 2004. Restaurant sales were consistent with guidance despite the impact of Hurricane Rita, which caused the temporary closure of approximately 200 Texas locations. Most restaurants re-opened within a week of closing; the five locations that remain closed today are expected to re-open in December. For the full year, Jack in the Box same-store sales increased 2.4 percent on top of a 4.6 percent increase in fiscal 2004. The temporary closing of restaurants due to Hurricane Rita negatively impacted fourth-quarter and fiscal-year same-store sales by approximately 0.5 percent and 0.1 percent, respectively. For the quarter, company same-store sales at Qdoba increased 11.4 percent on top of a 7.9 percent increase in 2004. For the year, Qdoba same-store sales increased 11.8 percent on top of a
9.3 percent increase in 2004. As expected, Qdoba was accretive to earnings for the fourth quarter and fiscal year 2005.
    Restaurant operating margin was 17.3 percent of sales in the fourth quarter compared with 17.6 percent a year ago, with the decrease due in large part to higher restaurant operating costs, primarily utilities, and costs associated with Hurricane Rita, along with higher food costs, partially offset by improved labor management. For the full year, restaurant operating margin was 16.9 percent of sales, down slightly from 17.0 percent a year ago with the decrease due in large part to significantly higher food costs, primarily beef and produce, partially offset by improved labor management and Profit Improvement Program initiatives.
    SG&A expense rate was 11.3 percent of revenues in the fourth quarter, including the charge of $3 million, or $2 million after tax, to cancel the JBX Grill test, compared with 11.6 percent in 2004. For the year, SG&A expense rate was 10.9 percent of revenues compared with
11.4 percent a year ago. The reduction in the SG&A rate compared with prior year is due primarily to sales leverage on higher Quick Stuff, distribution and restaurant sales.
    Sixteen company and franchised Jack in the Box restaurants opened in the fourth quarter, including 5 with new Quick Stuff(R) convenience stores, compared with 20 restaurants, including 4 new Quick Stuff sites, opened in the same quarter a year ago. For the year, 49 company and franchised Jack in the Box restaurants opened, including 15 with new Quick Stuff stores, bringing to 2,049 the number of Jack in the Box locations at fiscal year end; Quick Stuff comprised 44 locations at year end. Qdoba Restaurant Corporation, a wholly owned subsidiary of Jack in the Box Inc., opened 22 company and franchised Qdoba Mexican Grill restaurants during the fourth quarter compared with 28 locations opened in the same quarter a year ago. For the year, Qdoba opened 77 company and franchised restaurants compared with 67 restaurants opened in fiscal 2004. At Oct. 2, the Qdoba system totaled 250 company and franchised restaurants. Quick Stuff and Qdoba operations are not material components of the company's consolidated financial results or projections.
    Other revenues totaled $8.4 million in the fourth quarter, primarily from the sale of 12 Jack in the Box company restaurants to franchisees. This compared with other revenues of $5.5 million in the fourth quarter of fiscal 2004, primarily from the sale of 11 such restaurants to franchisees, with the variance in gains versus 2005 due to differences in the sales and cash flows of the restaurants sold. For fiscal 2005, other revenues totaled $33 million, primarily from the sale of 58 Jack in the Box company restaurants to franchisees, compared with $24 million in fiscal 2004, primarily from the sale of 49 such restaurants to franchisees.
    The effective tax rate for the quarter was 32.2 percent versus
35.3 percent a year ago, and for the full year was 33.8 percent versus
36.4 percent in 2005, with the decrease in the quarter due primarily to tax-planning initiatives and adjustments from the prior year's tax return. Additionally, the full-year tax rate in 2005 was reduced by the resolution of a prior year's tax position in the third quarter.
    Capital expenditures, including capital lease obligations, were $124 million for the year compared with $130 million in fiscal 2004.

    Fourth quarter initiatives

    -- The Ciabatta Breakfast Sandwich debuted at Jack in the Box restaurants during the fourth quarter, and two popular flavors returned to the chain's line-up of real ice cream desserts:
        Root Beer Float and Pumpkin Pie Shake.

    -- Jack in the Box launched an ESL (English-as-a-second-language) program that offers its Spanish-speaking restaurant employees an opportunity to improve their English skills. The self-paced computerized program uses an interactive technology with voice and audio commands to teach vocabulary and phrases related to foodservice and everyday life skills.

    -- In recognition of the company's innovative workforce programs that foster employee satisfaction, such as the new ESL program, affordable healthcare for hourly workers and computer-based training, Nation's Restaurant News and the National Restaurant Association Educational Foundation honored Jack in the Box with the first-ever Spirit Award. Presented at the MUFSO (Multi-unit Foodservice Operators) conference in September, the Spirit Award recognizes restaurant and foodservice operators that demonstrate excellence in developing programs related to recruitment, hiring, training, retention and education.

    -- During the quarter, the company's board of directors authorized a $150 million program to repurchase shares of the company's common stock over the next three years. Repurchases under the program were subject to bank approval, which the company has received. Such repurchases will be made using the company's own cash resources and are intended over time to offset the dilutive impact of stock options.

    Fiscal year 2006 guidance update

    Jack in the Box Inc. today affirmed its earnings forecast for fiscal 2006 of approximately $2.50-$2.54 per diluted share versus $2.48 in 2005. The fiscal year 2006 guidance includes the effect of expensing stock options, as required by Statement of Financial Accounting Standards No. 123R (SFAS 123R), of approximately 15 cents per diluted share. Fiscal 2005 does not include the expensing of stock options. The following table compares guidance for fiscal year 2006 with 2005 comparable results after the effect of expensing stock options estimated at 15 cents per diluted share (excluding the effect of accelerated vesting of retiree's stock options) and certain items:

                                              Fiscal 2006  Fiscal 2005
                                               Forecast      Actual
                                             ------------- -----------
Forecast/Actual Diluted EPS                  $2.50 - 2.54       $2.48
Comparable Adjustments:
 Effect of stock options if expensed in FY
  2005 (1)                                              -       (0.15)
 Nonrecurring tax-rate reduction in Q3 of FY
  2005 (2)                                              -       (0.06)
 Charge related to JBX Grill in Q4 of FY 2005
  (3)                                                   -        0.05
                                             ------------- -----------
Comparable Forecast/Comparable 2005 Diluted
 EPS                                         $2.50 - 2.54       $2.32
                                             ============= ===========

(1) The company intends to include stock option expense as part of SG&A expense on its consolidated statements of earnings
(2) Included in income taxes on the company's unaudited consolidated statements of earnings
(3) Included in SG&A expense on the company's unaudited consolidated statements of earnings

    Fiscal 2006 earnings guidance represents an 8-9 percent improvement over comparable 2005 results. The primary assumptions on which earnings guidance is based are as follows, in approximate amounts:

    -- The opening of 45-55 company and franchised Jack in the Box restaurants, including 13-15 with new Quick Stuff convenience stores, and 85-95 new company and franchised Qdoba restaurants.

    -- A 2.0-2.5 percent increase in same-store sales at Jack in the Box company restaurants, and a 4.0-6.0 percent same-store sales increase at Qdoba company restaurants.

    --  Restaurant operating margin at 17.4 percent of sales versus
        16.9 percent in 2005, due primarily to lower food costs, principally beef and produce, as well as fixed-cost leverage on same-store sales growth and Profit Improvement Program initiatives.

    -- Other revenues of $34-36 million, primarily related to the sale of 60-65 Jack in the Box restaurants to franchisees.

    -- The effective tax rate is forecast at approximately 37-37.5 percent.

    -- Capital expenditures are estimated at $140-150 million compared with $124 million in 2005, with the increase due in part to investments associated with the planned re-imaging of 100-150 Jack in the Box restaurants in 2006.

    First quarter guidance update

    The company also today affirmed earnings guidance for the first quarter ending Jan. 22, 2006, of approximately 67-69 cents per diluted share versus 68 cents per diluted share in the prior year. The quarter's guidance includes the effect of expensing stock options, as required by SFAS 123R, of approximately 4 cents per diluted share. First-quarter fiscal 2005 results did not include the effect of expensing of stock options estimated at 5 cents per diluted share. The following table compares 2006 guidance with 2005 comparable results after the effect of stock option expense:

                                         First Quarter   First Quarter
                                          Fiscal 2006     Fiscal 2005
                                            Forecast        Actual
                                        ---------------- -------------
Forecast/Actual Diluted EPS                $0.67 - 0.69         $0.68
Comparable Adjustments:
  Effect of stock options if expensed in
   FY 2005 (1)                                        -         (0.05)
                                        ---------------- -------------
Comparable Forecast/Comparable 2005
 Diluted EPS                               $0.67 - 0.69         $0.63
                                        ================ =============

(1) The company intends to include stock option expense as part of SG&A expense on its consolidated statements of earnings

    First-quarter fiscal 2006 earnings guidance represents a 6-9 percent improvement over the prior year after adjusting for the effect of expensing stock options in 2005. The primary assumptions on which first-quarter earnings guidance is based are as follows, in approximate amounts:

    -- The opening of 8-10 new company and franchised Jack in the Box restaurants, including 2-4 with new Quick Stuff convenience stores, compared with 11 restaurants, including 3 Quick Stuff sites, in 2005; approximately 20-25 new company and franchised Qdoba restaurants compared with 22 in 2005.

    -- A 1.5-2.0 percent increase in same-store sales at Jack in the Box company restaurants on top of a 2.2 percent increase in 2005.

    --  Restaurant operating margin at 16.9 percent of sales versus
        16.3 percent in 2005, due primarily to lower food costs, principally beef and produce, and Profit Improvement Program initiatives.

    -- Other revenues of $8-10 million, primarily related to the sale of 14-16 Jack in the Box restaurants to franchisees, compared with $9 million in 2005, primarily related to the sale of 13 company restaurants to franchisees.

    First quarter initiatives

    -- In October, Jack in the Box launched a new website (www.breadisback.com) supporting its "Bread is Back" campaign that lauds the merits of hearth-baked ciabatta bread and Jack's line of sandwiches and burgers made with this higher quality ingredient. The website includes a description of the ciabatta product line and a downloadable video of Jack's anthemic tribute to bread. Other elements of the campaign include advertising on television, radio, the Internet and college campuses.

    -- New products introduced at Jack in the Box restaurants include a dessert treat, Butterfinger(R) Cheesecake, and a new premium breakfast product, Blueberry French Toast.

    -- During the holiday season, Jack in the Box restaurants will offer three different antenna balls, each featuring Jack's popular likeness in different adornments: reindeer antlers and a red nose a la Rudolph, a snowman's top hat and carrot nose, and a New Year's Eve "2006" party hat and noisemaker. For a limited time, a version of the festive antenna balls will be offered free with a large combo purchase.

    -- To promote its stored-value "Jack Cash" card - as both a convenient method of payment and as a holiday gift - Jack in the Box is currently offering either two free tacos or a small shake with every $10 Jack Cash card purchase or reload.

    -- During the first quarter, the company amended the $275 million term-loan portion of its credit facility to achieve a 25-basis-point reduction in its borrowing rate over the term of the loan. Fees paid in association with the repricing were customary for such arrangements of this type and were not material.

    About Jack in the Box Inc.

    Jack in the Box Inc. (NYSE:JBX), based in San Diego, is a restaurant company that operates and franchises Jack in the Box(R) restaurants, one of the nation's largest hamburger chains, with more than 2,000 restaurants in 17 states. The company also operates a proprietary chain of convenience stores called Quick Stuff(R), with more than 40 locations, each built adjacent to a full-size Jack in the Box restaurant and including a major-brand fuel station. Additionally, through a wholly owned subsidiary the company operates and franchises Qdoba Mexican Grill(R), an emerging leader in fast-casual dining, with more than 250 restaurants in 37 states. For more information, visit www.jackinthebox.com.

    Safe harbor statement

    Except for the historical information contained herein, the matters discussed in this press release are forward-looking statements that are subject to substantial risks and uncertainties. These statements may be identified by the use of words such as "believes," "estimates," "expects," "intends," "plan," "will," and other words of similar meaning.
    The following are some of the factors that could cause the company's actual results to differ materially from those expressed in the forward-looking statements: costs may exceed projections, including costs for food ingredients, particularly produce, costs related to new construction and Jack in the Box remodels; costs of utilities, fuel and labor, including increases in the minimum wage, workers' compensation and other insurance and healthcare; costs related to pending or future legal claims; potential variances between estimated and actual liabilities; changes in actuarial assumptions and discount rates and the related possibility of increased pension expense; decisions by management to curtail or cease investment in under-performing assets or markets which can result in impairment charges; delays in the remodeling or opening of restaurants; the availability of financing on terms satisfactory to franchisees and potential franchisees; timely payment of franchisee obligations due the company; the continuation of positive relationships with the company's franchisees, and the franchisees' continuing willingness to participate in company strategies; the risk that the company may not realize expected or consistent amounts of gain on the sale of franchises or the expected number of franchises to be sold; the risk that the company may not fully realize the potential benefits of its acquisition of Qdoba; the risk that the company's new concepts, products, promotions, service and re-image initiatives may not be as successful as the company anticipates; the effect of product withdrawals and the impact of competition; the effects of potential weakness in or failure of internal controls; adverse regional weather conditions; adverse business, economic and other local or national conditions or events that affect consumer confidence and spending patterns, such as concerns about food safety; the effect of any widespread negative publicity regarding the company or the foodservice industry in general; the effects of war and terrorist activities; changes in government regulations; changes in accounting standards, policies and practices; and the possibility of unforeseen events affecting business in general. Further information about factors that could affect the company's financial and other results is included in the company's annual report on Form 10-K and its periodic reports on Forms 10-Q filed with the Securities and Exchange Commission. The information in this press release is as of November 30, 2005. The company undertakes no obligation to update or revise any forward-looking statement, whether as the result of new information, future events or otherwise.

    Use of non-GAAP financial information

    In this press release, the company provides (a) earnings per diluted share determined in accordance with generally accepted accounting principles (GAAP); (b) earnings per diluted share for fiscal 2004 excluding (i) a fiscal 2004 charge related to refinancing, which was recorded in interest expense, and (ii) the effect of the 53rd week of fiscal year 2004; and (c) earnings per diluted share for fiscal 2005 excluding (i) a tax-rate reduction in the third quarter of fiscal 2005, (ii) a charge related to the cancellation of the test of JBX Grill in the fourth quarter of fiscal 2005 that is included in SG&A expense on the company's unaudited consolidated statements of earnings, and (iii) the estimated effect of expensing stock options, if stock options had been expensed under the provisions of SFAS 123R in fiscal 2005.
    These non-GAAP financial measures are used by management to evaluate financial and operating performance. Management does not consider the refinancing charge to be directly related to operating results for the period. Not all fiscal years have 53 weeks. The tax rate reduction and the charge for canceling the JBX Grill test are both expected to be nonrecurring. Use of these non-GAAP measures also facilitates comparisons between current and prior period financial results, estimates of future results, and to the results of the company's competitors. These financial measures are also comparable to forecasts made by securities analysts and others, which generally exclude special items, as they are difficult to predict in advance. Non-GAAP measures are not intended to be a substitute for net earnings determined in accordance with GAAP.


                 JACK IN THE BOX INC. AND SUBSIDIARIES
             UNAUDITED CONSOLIDATED STATEMENTS OF EARNINGS
                 (In thousands, except per share data)

                            Twelve   Thirteen   Fifty-two  Fifty-three
                             Weeks     Weeks      Weeks       Weeks
                             Ended     Ended      Ended       Ended
                           --------- --------- ----------- -----------
                            Oct. 2,   Oct. 3,    Oct. 2,     Oct. 3,
                             2005      2004       2005        2004
                           --------- --------- ----------- -----------
Revenues:
  Restaurant sales         $471,900  $505,440  $2,045,400  $2,033,482
  Distribution and other
   sales                    100,238    65,022     348,482     197,762
  Franchise rents and
   royalties                 20,887    17,999      80,390      66,653
  Other                       8,394     5,476      32,966      24,467
                           --------- --------- ----------- -----------
                            601,419   593,937   2,507,238   2,322,364
                           --------- --------- ----------- -----------
Costs of revenues:
  Restaurant costs of sales 148,029   157,495     646,705     630,942
  Restaurant operating
   costs                    242,317   259,223   1,052,262   1,056,156
  Costs of distribution and
   other sales               98,899    63,964     343,836     194,251
  Franchised restaurant
   costs                      8,176     8,531      35,318      31,936
                           --------- --------- ----------- -----------
                            497,421   489,213   2,078,121   1,913,285
                           --------- --------- ----------- -----------

Selling, general and
 administrative              67,950    68,713     273,821     264,257
                           --------- --------- ----------- -----------

Earnings from operations     36,048    36,011     155,296     144,822
Interest expense              4,273     3,588      17,092      27,318
                           --------- --------- ----------- -----------

Earnings before income
 taxes                       31,775    32,423     138,204     117,504

Income taxes                 10,231    11,437      46,667      42,820
                           --------- --------- ----------- -----------

Net earnings                $21,544   $20,986     $91,537     $74,684
                           ========= ========= =========== ===========

Earnings per share:
  Basic                        $.61      $.57       $2.57       $2.06
  Diluted                      $.59      $.56       $2.48       $2.02

Weighted-average shares
 outstanding:
  Basic                      35,264    36,542      35,625      36,237
  Diluted                    36,391    37,609      36,938      36,961


                 JACK IN THE BOX INC. AND SUBSIDIARIES
            UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS
                            (In thousands)

                                               October 2,  October 3,
                                                  2005        2004
---------------------------------------------------------- -----------
                    ASSETS
Current assets:
   Cash and cash equivalents                     $103,708    $131,700
   Accounts and notes receivable, net              21,227      18,310
   Inventories                                     40,007      34,043
   Other current assets                           118,661      92,808
                                               ----------- -----------
        Total current assets                      283,603     276,861
                                               ----------- -----------

Property and equipment, net                       877,985     862,610

Other assets, net                                 176,031     182,577
                                               ----------- -----------

        TOTAL                                  $1,337,619  $1,322,048
                                               =========== ===========

     LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
   Current maturities of long-term debt            $7,788      $8,203
   Other current liabilities                      268,685     267,472
                                               ----------- -----------
        Total current liabilities                 276,473     275,675
                                               ----------- -----------

Long-term debt, net of current maturities         290,213     297,092

Other long-term liabilities                       205,561     195,882
                                               ----------- -----------
        Total liabilities                         772,247     768,649
                                               ----------- -----------

Stockholders' equity                              565,372     553,399
                                               ----------- -----------

        TOTAL                                  $1,337,619  $1,322,048
                                               =========== ===========

    CONTACT: Jack in the Box Inc., San Diego
             Brian Luscomb, 858-571-2229
             brian.luscomb@jackinthebox.com
             www.jackinthebox.com